March 15, 2006

Contact:        Steve Taylor

FOR IMMEDIATE RELEASE

       (509) 892-5287

Press Release 06-3

HuntMountain Resources Acquires Prospective Gold Properties in Argentina

(SPOKANE, Wash.)  HuntMountain Resources (OTCBB:HNTM) is pleased to announce that it has acquired the mineral exploration rights to three property positions in the highly prospective Santa Cruz Province of Argentina totaling approximately 74,000 acres (300 sq. km).  The properties, El Alazan, El Overo, and El Gateado, are located within the same geological setting as the world class Cerro Vanguardia gold mine operated by AngloGold Ashanti and Coeur d’Alene Mines’ Mina Martha silver project. The region also hosts several other advanced stage precious metal deposits including San Jose, Manantial Espejo, and La Josefina.  The property positions were granted to agents of Cerro Cazador S.A., HuntMountain Resources’ Argentine exploration company, on March 14, 2006 following approval of the filings by the Santa Cruz Provincial Government.

The Santa Cruz properties were identified by HuntMountain Resources’ Vice President of Exploration Matt Hughes and Danilo Silva, General Manager of South American Operations, who have over 20 years of combined mineral exploration experience in Patagonia.

“We believe these particular property positions have excellent potential for significant precious metal discoveries,” said Matt Hughes.  “With our South American team now in place, we plan to quickly delineate targets on each of the properties before the Argentine winter season and look forward to drilling in the third and fourth quarters of 2006.”

__________________________________________________________________________

HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.  Its current holdings include the Dun Glen Gold Project in Nevada and approximately 74,000 acres of prospective precious metal properties in Santa Cruz, Argentina.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:

Steve Taylor, Director of Investor Relations

HuntMountain Resources

(509) 892-5287

staylor@huntmountain.com

www.huntmountain.com

06-3